Cooperation Agreement

Party A: Beijing CNET Online Advertising Co., Ltd.
Party B: Shanghai Borong Dingsi Computer Technology Co., Ltd.

Party A and Party B formed the intent of cooperation and reached the following agreement with regards to Party A’s investment in and control of equity in Party B and its business of “Internet Banking Outdoor Commercial Screens” for China Construction Bank’s domestic internet sites.

Section 1: Scope of Cooperation

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Through friendly negotiations, Party A agrees to invest RMB4,000,000 in Party B for the purpose of purchase of the hardware of the Internet Banking All-in-One Engine for its internet banking project; Party B shall invest RMB1,000,000 for its daily operation. After the investment, Party A holds 51% of Party B’s total shares, the board of directors of Party B shall be elected by Party A. The board of directors shall manage Party B’s business directions and goals.

Section 2: Terms of Cooperation

1.
This Agreement shall be effective from the signing of this Agreement. Party A shall remit RMB1,500,000 to Party B’s designated domestic account within 5 business days, which amount shall be the deposit.

2.
Party B promises to complete its domestic legal structure prior to December 31, 2008, and obtain the certificate of establishment and other relevant approvals from the Chinese State Administration of Industry and Commerce, then Party A shall remit RMB2,500,000 to the designated account in accordance with other arrangement agreed to by both parties.

3.
Because Party B does not possess the capability for advertising business, the Parties agree that the revenue from advertising business shall remit to the account of Party A and Party B shall not run the advertising business.

Section 3: Covenants of Board of Directors and Executive Officers

1.
Party A shall appoint two representatives to the Board of Directors of Party B. Party A’s representative shall be the President of the Board and Party B shall appoint the CEO. Party A shall appoint two directors and Party B shall appoint one director to the Board.

2.
After the set-up of the Board, the Board shall nominate executive officers and arrange the organizational structure and senior executives of the company. The right to appoint and remove any senior executive above the office of vice president shall rest with the Board.

3.	Party A shall have one veto vote for such major decisions of the company as mergers and acquisitions, external investment, etc.

Section 4: Covenants of Financial Management

1.
The Parties shall manage the financials of the company according to the financial management system put forward by Party A’s strategic investor and Hong Kong accounting standards and require the company to operate the business strictly in accordance to the new accounting rules.

2.
The Parties agree that the major operation of the company shall be based domestically. The accounting methods and tax reporting forms shall follow the accounting regulations of the Chinese government. If there is to be any inconsistency, the Parties agree to negotiate a solution.

3.	From the date when Party A agrees to invest in Party B, Party A may appoint an accounting executive to participate in the daily operation of Party B and the establishment of standard service fees.

Section 5: Rights and Obligations of Party A

1.
Party B shall provide Party A with comprehensive legal files and the company’s files. Party B shall cooperate fully in providing what Party A needs such as the legal structure and preparation of instruments, to preserve the timely upgrade of legal files of the Beijing CNET Online Media Group.

2.	Party B shall cooperate fully with Party A in providing marketing statistics of the company and manuals.
3.	Party B promised not to provide any company or individual with any intellectual property documents and statistics (including software discs, user manuals, technical documents, etc.)
4.
After Party A provides and promotes client contracts and related statistics, Party B shall provide external contracts strictly according to this Agreement in order to ensure the normal operation of company clients and shall not utilize any external contracts not agreed to by the Parties in order to complete the company’s legal files and minimize any legal risks for the company.

5.
Party B shall provide any related legal files for any change in Party B’s employees and recruitment, removal, change of positions, etc. For its current employees, it shall make labor contracts according to the applicable laws and regulations of the Chinese government, provide them with the three insurance and social security and in the meantime improve the wage withholding system and promise to provide timely updated personnel files to Party A.

Section 6: Rights and Obligations of Party B

1.
According to the agreements of the Parties, Party A shall have the exclusive right and require Party B not to engage in any activity harmful or not agreed to by the Parties or to disclose any information disadvantageous to Party A.

2.	Party B shall cooperate fully with Party A in conducting public relations, promotion and marketing activities.
3.	In the promotion and marketing of capital markets, Party B shall utilize the marketing statistics, manual and medial resources provided by Party A.
4.	Party B shall adhere strictly to requirements when using Party A’s trademarks, domain names and web sites’ names, and to keep complete and confidential the data provided by Party A.

Section 7: Confidentiality

The Parties shall keep confidential the terms of this Agreement and all matters related to the implementation thereof and the duty of confidentiality applies to all matters learnt during the course of cooperation and any other related commercial secrets.

Section 8: Breach

If there is breach to this Agreement, then lawsuits should be filed in Beijing according to the place of Agreement.

 Section 9: Dispute Resolution

If there is any dispute in the implementation of this Agreement, the Parties shall first resort to full negotiation and arbitration, and if unsuccessful, any Party may file lawsuits in Beijing according to the place of Agreement.

Section 10: Amendment and Supplement

Any amendment and supplement to this Agreement shall be only valid after the written confirmation by both Parties.

Section 11: Effectiveness

This Agreement shall be effective after the signing by both Parties and has four counterparts, which each Party holds two copies having the same validity and enforceability. Any written supplemental agreement shall have the same validity and enforceability.

Party A (Seal): Beijing CNET Online Advertising Co., Ltd.

/s/ Handong Cheng
Signature of Authorized Representative: Handong Cheng

July 8, 2008

Party B (Seal): Shanghai Borong Dingsi Computer Technology Co., Ltd.

/s/ Hai Cui

Signature of Authorized Representative: Hai Cui

July 8, 2008